UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 4, 2010

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	Convergys Corporation

Item 1.01.	Entry into a Material Definitive Agreement.

On March 4, 2010, Convergys Corporation (the “Company”), Convergys Customer Management Group, Inc., Convergys Learning Solutions, Inc. and Convergys CMG Utah, Inc. (the “Sellers”) signed a definitive Master Purchase Agreement (the “Agreement”) to sell the Company’s Human Resources Management (HRM) business segment (the “Business”) to NorthgateArinso (“NGA”). The terms of the Agreement, dated March 4, 2010, provide for NGA to pay the Sellers $100 million, subject to adjustment, of which $85 million is to be paid in cash at closing and $15 million is to be paid by delivery, at closing, of a zero coupon note payable in increments of $5 million on the second anniversary of the closing and $10 million on the third anniversary of the closing. The purchase price is subject to a downward adjustment related to customer contracts that are not assigned to NGA.

The Agreement contains representations and warranties related to the Business and covenants related to the sale. The sale is subject to certain closing conditions, including the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The closing of the sale is also conditioned on NGA receiving assignment of customer contracts representing at least 70% of an agreed upon contribution margin.

The Company also entered into a 5-year Master Services Agreement with NGA whereby NGA would provide human resources outsourcing services to the Company. Additional documents that were negotiated as part of the transaction include a Transition Services Agreement and various real property leases and subleases. Pursuant to the Transition Services Agreement, the Company and its subsidiaries will provide for up to 21 months various services, such as facilities services, finance and accounting services and information technology services, to NGA to facilitate the transition of the Business. The real property leases and subleases include portions of the Company’s Cincinnati, Ohio and Jacksonville, Florida sites and various other locations from which the Sellers have historically conducted the Business. The leases for Cincinnati and Jacksonville match the 5-year term of the Master Services Agreement.

The above description of the Agreement and the sale of the HRM business is not complete and is qualified in its entirety by reference to the terms and conditions of the Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference. The Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations and warranties that each party made to and solely for the benefit of the other as of specific dates. The assertions embodied in those representations and warranties were made solely for the purposes of the contract between the parties to the Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Agreement or contained in confidential disclosure schedules. These disclosure schedules modify, qualify or create exceptions to the representations and warranties set forth in the Agreement. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date and are modified and qualified in important part by the underlying disclosure schedules, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders, or (iii) may have been used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information. Security holders are not third party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.01.	Other Events.

On March 4, 2010, Convergys Corporation issued a press release announcing its agreement to sell its Human Resource Management business. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 2.1 Master Purchase Agreement, dated March 4, 2010, among the Company, Convergys Customer Management Group, Inc., Convergys Learning Solutions, Inc. and Convergys CMG Utah, Inc. and NorthgateArinso, Inc. and Northgate Information Solutions Limited. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.)

Exhibit 99.1 Convergys Corporation Press Release dated March 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ KAREN R. BOWMAN
Karen R. Bowman
Senior Vice President, General Counsel and Corporate Secretary

Date: March 8, 2010

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Master Purchase Agreement, dated March 4, 2010, among the Company, Convergys Customer Management Group, Inc., Convergys Learning Solutions, Inc. and Convergys CMG Utah, Inc. and NorthgateArinso, Inc. and Northgate Information Solutions Limited (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.)

Exhibit 99.1	Convergys Corporation Press Release dated March 4, 2010.